UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES

EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) May 13, 2009

GMX RESOURCES INC.

(Exact name of registrant as specified in its charter)

Oklahoma	001-32977	73-1534474
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Benham Place 9400 North Broadway, Suite 600 Oklahoma City, OK	73114
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (405) 600-0711

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On May 13, 2009, GMX Resources Inc. (the “Company” or “we”) entered into a purchase agreement (the “Underwriting Agreement”) with Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representative of the underwriters named therein (the “Underwriters”), pursuant to which the Company agreed to sell 5,000,000 shares of its common stock, par value $0.001 per share (the “Common Stock”), at a price to the public of $12.00 per share, in a firm commitment underwritten offering pursuant to an effective Registration Statement on Form S-3, as amended (Registration No. 333-150368) (the “Registration Statement”), as amended and supplemented by a prospectus supplement dated May 13, 2009. The prospectus supplement and accompanying prospectus have been filed with the Securities and Exchange Commission.

The Underwriting Agreement also provides for a 30-day option for the Underwriters to purchase up to 750,000 shares of Common Stock solely to cover over-allotments.

The sale of the aggregate 5,000,000 shares of Common Stock to the Underwriters pursuant to the Underwriting Agreement is expected to close on May 19, 2009, subject to the satisfaction of customary closing conditions. Net proceeds to the Company will be approximately $56.8 million, after deducting the Underwriters’ discounts and commissions and estimated offering expenses.

In connection with our February 2008 offering of 5.00% convertible senior notes due 2013, we also entered into a share lending agreement with an affiliate (the “share borrower”) of Jefferies & Company, Inc., one of the Underwriters, pursuant to which we agreed to lend up to 3,846,150 shares of our common stock to the share borrower, of which 2,140,000 shares of our common stock were sold in February 2008 in a fixed price offering and up to 1,706,150 additional shares of our common stock may be sold in at-the-market offerings following the fixed price offering, both of which offerings are registered under the Securities Act of 1933, as amended (the “Securities Act”). In February 2008, we loaned 600,000 of the at-the-market shares; in March 2008, we loaned an additional 500,000 of the at-the-market shares; and in June 2008, we loaned another 200,000 of the at-the-market shares. To the extent we lend any additional shares to the share borrower, the share borrower will sell those additional shares to the public in an offering registered under the Securities Act.

Jefferies & Company, Inc. informed us that it, or its affiliates, used the short position created by the sale of our common stock in the fixed price offering to facilitate transactions by which investors in our 5.00% convertible senior notes may hedge their investment in such notes through privately negotiated derivative transactions (the “share loan hedges”). The share loan hedges are expected to unwind during an applicable observation period immediately prior to the maturity, repurchase or conversion of our 5.00% convertible senior notes and to terminate on the last trading day of such observation period. During any period immediately prior to the maturity, repurchase or conversion of our 5.00% convertible senior notes, the share borrower, or its affiliates, and its counterparties to share loan hedges may engage in sales and purchases of our common stock in connection with the unwinding of the share loan hedges. In addition, during the term of the share loan hedges, the counterparties thereto may engage in purchases or sales of shares of our common stock in connection with the hedging of their investment in our 5.00% convertible senior notes.

Capital One Southcoast, Inc., BBVA Securities Inc., Fortis Securities LLC, each of which is an Underwriter, or their affiliates represent most of the lenders under our revolving bank credit facility and accordingly will receive a substantial portion of the proceeds from the underwritten offering that is the subject of the Underwriting Agreement pursuant to the repayment of borrowings under such revolving bank credit facility.

UnionBanc Investment Services LLC, a member of the Financial Industry Regulatory Authority and subsidiary of Union Bank, N.A. (an affiliate of which is a lender under our revolving bank credit facility), is being paid a referral fee by Wedbush Morgan Securities, Inc.

A copy of the Underwriting Agreement is filed as Exhibit 1.1 to this report, and this description of the terms of the Underwriting Agreement is qualified in its entirety by reference to such exhibit. This report also incorporates by reference the Underwriting Agreement into the Registration Statement.

Item 8.01.	Other Events.

This report is being filed to incorporate by reference exhibits into the Registration Statement in connection with the Company’s issuance of shares of Common Stock pursuant to the Underwriting Agreement described above under Item 1.01. For additional information about the Common Stock and the offering thereof, see the prospectus supplement, dated May 13, 2009, as filed with the Securities and Exchange Commission pursuant to Rule 424(b)(2) on May 14, 2009.

Item 9.01.	Financial Statements and Exhibits.

The following Exhibits are filed as a part of this report:

1.1	Purchase Agreement dated May 13, 2009, among GMX Resources Inc., Merrill Lynch & Co. and the other underwriters named therein.

5.1	Opinion of Crowe & Dunlevy, A Professional Corporation, dated May 13, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GMX RESOURCES INC.

By:	/s/ James A. Merrill
James A. Merrill, Chief Financial Officer

Date: May 15, 2009

INDEX TO EXHIBITS

1.1	Purchase Agreement dated May 13, 2009, among GMX Resources Inc., Merrill Lynch & Co. and the other underwriters named therein.

5.1	Opinion of Crowe & Dunlevy, A Professional Corporation, dated May 13, 2009.